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                                                           EXHIBIT 99(j)



          DATED                                        199


                   (1) C. E. C. RADBONE

                   (2) TRANSMEDIA EUROPE, INC.

                   (3) TRANSMEDIA ASIA PACIFIC, INC.

                   -------------------------------------------

                              ACQUISITION AGREEMENT
                      relating to the issued share capital
                          of Countdown Holdings Limited

                   -------------------------------------------

                                  LEWIS SILKIN
                                  Windsor House
                               50 Victoria Street
                                 LONDON SW1H ONW
                             Telephone 0171 227 8000
                             Reference TJW.TR240.009
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(vii) any moral rights as defined by Sections 77-83 of the Copyright Designs and
      Patents Act 1988 or any subsequent amendment thereof in any drawings design or other copyright work;

"Joint Venture Agreements"

means any agreement made between any Group Company and individual Joint Venture Partners for the development and/or exploitation of a business or businesses the same or similar to the Restricted Business and/or for the use and/or exploitation of the Intellectual Property Rights owned or used by any Group Company;

"Joint Venture Partner"

means any person with whom any Group Company has entered into a Joint Venture Agreement and with whom the Vendor shall have had dealings in the course of his employment with any Group Company;

"in writing"

shall include any communications made by letter or facsimile transmission;

"Licencees"

means any person with whom any Group Company has entered into a Licence Agreement and with whom the Vendor shall have had dealings in the course of his employment with any Group Company;

"Licence Agreements"

means any agreement made between any Group Company and individual Licencees for the development and/or exploitation of a business or businesses the same or similar to the Restricted Business and/or for the use and/or exploitation of the Intellectual Property Rights owned or used by any Group Company;

"Materially Interested"

means employed or engaged by or concerned or interested in (whether directly or indirectly) other than as a shareholder holding directly or indirectly by way of investment of up to 3% in nominal value of the issued shares or other securities of any class of any company listed or dealt in on any Recognised Investment Exchange;

"Merger"

has the meaning ascribed to that term in clause 4.8;

"Merger Note"

means the note setting out details of the proposed merger of Asia and Europe in the [ILLEGIBLE]

"Irish Premises"

means the premises described in Part II of Schedule 4;

"the Parent Company Guarantee"

means the guarantee in the agreed form of the Company's obligations as a tenant of the premises at Hurlingham Business Park;

"Person"

means any person, firm, company, association, corporation or other organisation or entity;
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                                      -5-


"Post-Merger Inc"

has the meaning ascribed to that term in clause 4.8;

"Premises"

means together the English Premises and the Irish Premises described in Schedule 4;

"Purchaser"

means Europe and Asia;

"Purchaser's Group"

means Asia and Europe their subsidiaries and any holding company of Asia or Europe from time to time;

"Purchaser's Solicitors"

means Lewis Silkin of Windsor House 50 Victoria Street London SW1H ONW;

"Recognised Investment Exchange"

means a body which is a recognised investment exchange for the purposes of the Financial Services Act 1986;

"Registration Rights Agreement"

the registration rights agreement to be entered into by the Vendor and the Purchaser in the agreed Firm;

"Restricted Business"

means such business trade or activity in which the Company or any Relevant Company is engaged at the date of this Agreement;

"Restricted Goods and/or Services"

means goods and/or services of a type or which compete with those:-

      (a) provided by the Company or any Relevant Company in the course of its or their business during the period of 12 months immediately prior to the Termination Date; and

      (b) in the provision of which the Vendor was concerned or engaged during his employment by the Company;

"the Restricted Period"

means the period beginning with the Completion Date and ending on the later of three years thereafter and eighteen months after the Vendor ceases to be employed by or render services to any of the companies in the enlarged Group;

"Security Period"

means any encumbrance, mortgage, charge, assignment for the purpose of security, pledge, lien, right of set off, retention of title or other security interest of whatever kind and any agreement, whether conditional or otherwise to crease any such interest;

"Service Agreement"

means the contract of employment to be entered into substantially in the form set out in Schedule 7 by the Vendor;

"Shares"

means the whole of the issued share capital if the Company owned by the Vendor details of which are set opposite his name In Schedule 1;
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                                      -9-


            4.3.11 written confirmation from the Vendor that the Group is not indebted to him in any way otherwise than in respect of accrued salary, pension contributions and other benefits relating to his employment for the current month, (whether actually or contingently) and that after compliance with sub-clause 4.2 he will not be indebted to the Company or any other member of the Group or vice versa;

            4.3.12 irrevocable power of attorney (in such form as the Purchaser may reasonably require) executed by the Vendor in favour of the Purchaser to enable the Purchaser (pending registration of the transfer of the Shares hereunder) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose; and

            4.3.13 an executed original of the Registration Rights Agreement.

      4.4 On Completion the Vendor shall procure:

            4.4.1 the passing at a duly convened meeting of the Board of Directors of the Company of resolutions:-

                   4.4.1.1 approving (subject only wherenecessary to their being duly stamped) the transfer of the Shares hereunder;

                   4.4.1.2 accepting the resignations of such persons as the
                           Purchaser shall stipulate as directors of the Group Companies other than the Vendor and of the current secretary of the Company;

                   4.4.1.3 appointing such persons as the Purchaser shall
                           stipulate as additional directors and as secretary of the Company;

                   4.4.1.4 changing the accounting reference date of the Company
                           to [                               ];

                   4.4.1.5 appointing [                      ] as auditors;

                   4.4.1.6 changing the registered office to such address as
                           the Purchaser shall require;

                   4.4.1.7 approving and executing the Service Agreement;

                   4.4.1.8 modifying all existing bank andother mandates as the
                           Purchaser shall direct; and

            4.4.2 the passing at duly convened meetings of the Board of Directors of each other Group Company of resolutions:-

                   4.4.2.1 accepting the resignations of such persons as the
                           Purchaser shall stipulate as directors of the Group Companies other than the Vendor and of the
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                           current secretary;

                   4.4.2.2 appointing such persons as the Purchaser shall
                           stipulate as additional directors and as secretary;

                   4.4.2.3 approving the transfer of any shares not registered in the name of the Company to a nominee Identified by the Purchaser (and subject only to the stamping of the same);

                   4.4.2.4 changing the accounting reference date to [       ];

                   4.4.2.5 appointing [                 ] as auditors;

                   4.4.2.6 changing the registered office to such address as
                           the Purchaser shall require;

                   4.4.2.7 modifying all existing bank and other mandates as
                           the Purchaser shall direct.

      [4.5 The Vendor shall enter into Intellectual Property Assignment with the Company in the agreed form].

      4.6 Upon completion of all the matters referred to in sub-clauses 4.2 to
4.5 above Asia and Europe (as the case may be) shall:-

            4.6.1 satisfy the Consideration by a banker's draft for (pound)500,000 each of Asia and Europe delivered to the Vendor's Solicitors (whose receipt thereof shall be an absolute discharge of the Purchaser and the Purchaser's Solicitors) and the issue of the Europe Shares and the Asia Shares to the Vendor and the delivery to him of stock certificates therefor;

            4.6.2 deliver to the Vendor's Solicitors a counterpart of the Deed of Covenant and the Parent Company Guarantee duly executed by the Purchaser; and

            4.6.3 grant options in the agreed form in favor of the Vendor over 250,000 shares of Common Stock par value US$.00001 per share of each of Europe and Asia;

            4.6.4 appoint the Vendor (who hereby consents to so act) as a director of each of Europe and Asia; and

            4.6.5 deliver to the Vendor's Solicitor an executed original of the Registration Rights Agreement.

      4.7 The Purchaser shall not be obliged to complete purchase of any of the Shares unless the purchase of all such Shares is completed simultaneously.
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                                      -11-


5.    WARRANTIES

      4.8 It is hereby agreed and declared that it is intended that Europe and Asia will be merged, which merger ("the Merger") will be effected by Europe acquiring the entire issued share capital of Asia in return for 0.9019 shares in Europe for each share in Asia, as more particularly set out in the Merger Note. In this respect it is hereby agreed as follows, the post-merger company being hereinafter referred to as "Post-Merger Inc":

            4.8.1 the Vendor shall remain a. a director of Post-Merger Inc immediately following the Merger;

            4.8.2 the Merger shall be structured as set out in the Merger Note or in such other manner as does not give rise to any tax liability on the Vendor as a result of the Merger and the Purchaser hereby indemnifies and agrees to hold the Vendor harmless against any charge to Taxation which arises as a result of any failure to structure the Merger in the manner set out in the Merger Note;

            4.8.3  Prior to [             ] neither Asia, Europe nor Post-Merger
                   Inc shall issue any stock (other than pursuant to options granted prior to the date hereof) at a price per stock unit of less than US$[ ].
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                                      -12-


                   amount (and not only the excess) may be claimed under legal proceedings.

      The limitations in this Clause 5.7 and in Clauses 5.8 to 5.10 and 5.12 shall not apply in the case of fraud by the Vendor.

      5.8 The total amount of the liability in respect of any and all claims under the Warranties and the Deed of Covenant shall be limited to the aggregate of (pound)1,000,000 and the amount which the Vendor is able to realise on a sale of the Asia Shares and the Europe Shares on an arm's length basis on the date of liability to make a payment to the Purchaser subject to a maximum amount in respect of such realisation of (pound)1,500,000.

      5.9 If, subsequent to any payment by the Vendor to the Purchaser in respect of any Warranty claim or any claim under the Deed of Covenant, the Group or the Purchaser or either of them receives any payment from any third party in respect of the loss suffered by the Company which resulted in the claim, the Purchaser shall reimburse to the Vendor the amount so recovered less all reasonable costs sod expenses (including any Tax liability) of the recovery but including in addition any interest or repayment supplement paid by the Inland Revenue or HM Customs & Excise and the Purchaser shall and shall procure that the Group shall use all reasonable endeavours to enforce any rights to make any such recovery from any third parties subject to the Purchaser and the Group being indemnified and secured to their reasonable satisfaction by the Vendor against all losses, liabilities, costs and expenses properly and reasonably incurred in connection with the enforcement of such rights.

            5.10.1 Upon the Purchaser or the Group becoming aware of any claim, action or demand ("a Claim") against the company or any matter ("a Relevant Matter") likely to give rise to any of these in respect of the Warranties or the Deed of Covenant, then provided that the Purchaser's claim against the Vendor shall not be prejudiced the Purchaser shall:

                    5.10.1.1 as quickly as reasonably possible, notify the Vendor by written notice as soon as it is reasonably clear to the Purchaser that the Vendor is or may become liable under the Warranties or the Deed of Covenant and in the case of a matter relating to Taxation provide reasonably sufficient details of such claim, details of the due date for any payment and the time limits for any appeal, as soon as possible and in any event not more than 14 days after the Purchaser or the Group becomes aware of such claim;

                    5.10.1.2 at the request of the Vendor, allow the Vendor to take the sole conduct of such actions as the Vendor may deem reasonably appropriate in connection with any such Claim in the name of the appropriate Group company and in that connection the Group and the Purchaser shall give or
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                                      -15-


                              the Accounts in respect of the matter to which such liability relates;

            5.12.4 to the extent that the breach giving rise to a possible Claim arises as a result of any change in the basis of accounting or tax computation of any member of the Group after the date of this Agreement;

            5.12.5 based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable.

      5.13 The Vendor shall not be liable in respect of any breach of any Warranty and if and to the extent that the loss occasioned thereby has been recovered under the Deed of Covenant and vice versa.

      5.14 Notwithstanding anything expressed or implied in this Agreement to the contrary, any payment by the Vendor pursuant to a Claim shall be treated for all purposes by the parties as a reduction in the Consideration and Clause 3 shall be modified accordingly.

      5.15 The Purchaser shall have no right (whether before or after Completion) to rescind this Agreement under this Agreement or under the provisions of the Misrepresentation Act 1967 or the Unfair Contract Terms Act 1977.

      5.16 Claims under this Agreement or the Deed of Covenant by the Purchaser shall only be capable of being made once in respect of the same subject matter, so that, for the avoidance of doubt, Asia may not recover for losses recovered by Europe and vice-versa.

6.    CONTINUING OBLIGATIONS

      6.1 The Vendor covenants with the Purchaser (for themselves and as trustee for the enlarged Group) that he will not either directly or indirectly whether on his own account or in conjunction with or on behalf of any other person, whether as principal, partner, shareholder, employer, employee, agent or otherwise howsoever in any individual, fiduciary or representative capacity:-

            6.1.1   during the Restricted Period:-

                    6.1.1.1 canvass or solicit or entice away or attempt to canvass or solicit or entice away from any Group Company the custom of any Customer for the purposes of carrying out any Restricted Business in competition with any Group Company;

                    6.1.1.2 contract with or work for any Customer for the purpose of carrying out any Restricted Business or
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                                      -20-


or imitators of the Intellectual Property Rights anywhere in the world which come to his attention or any attempts to challenge the enlarged Group's rights to use any of the Intellectual Property Rights anywhere in the world, and to resist any action or claim or proceedings brought against any Company in the enlarged Group in connection with the Intellectual Property Rights. The Vendor agrees to provide such co-operation in the prosecution of any action which the Purchaser in its reasonable discretion consider appropriate including the provision of evidence. The Purchaser shall have the conduct of any such action and pay all legal expenses and costs which may arise from the joining of the Vendor as a party.

      8.6 The Purchaser agrees that on a future disposal (if any) of the Europe Shares or the Asia Shares or any shares acquired pursuant to the merger, it shall, and shall procure that its agents and associated companies shall, provide all such assistance and information as the Vendor may reasonably require for the purposeS of the Vendor making any claims from relief from Tax in respect of such disposa[ILLEGIBLE]

9.    GENERAL

      9.1   No-Merger

All provisions of this Agreement shall (so far as they are capable of being performed or observed) continue in full force and effect notwithstanding Completion.

      9.2   Announcements

No announcement or information concerning this Agreement shall be made or issued by any of the third parties hereto except in agreed form provided that nothing in this sub-clause shall prevent the Purchaser from making such announcement or sending such circular as the rules of any Recognised Investment Exchange or any other statutory or regulatory body may require.

      9.3   Notices

            9.3.1 Any notice demand proceedings or other communication to be given made or served hereunder or by reference hereto shall be in writing and:-

                  9.3.1.1 sent by first class prepaid or registered post; or

                  9.3.1.2 delivered personally; or

                  9.3.1.3 transmitted by facsimile

                  to the party or parties to be served at the addresses stated herein or at such other address within the United Kingdom from time to time notified in writing by or on behalf of any such party to the other parties or in the case of the Vendor at the offices of the
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                                      -65-


      3.2 The provisions of Clauses 5.7, 5.8, 5.9 and 5.10 of the Agreement shall have effect as if expressly incorporated into this Deed.

      3.3 The above exclusions shall also apply to a claim for a breach of any of the Warranties relating to Taxation.

      3.4 For the avoidance of doubt, to [ILLEGIBLE] that payment is made pursuant to this Deed to Europe the Vendor shall have no liability to make payment to Asia and to the extent payment is made to Asia the Vendor shall have no liability to make payment to Europe.

4.    PAYMENT

      4.1 In the event that there is a change in law or Inland Revenue practice after 23 August 1996 in relation to payments to be paid to the Purchaser by the Covenantor hereunder giving rise to the Purchaser having a Taxation liability in respect of such payment all sums payable by the Covenantor to the Purchaser hereunder shall be paid (insofar as is lawful) free and clear of all deductions and withholdings whatsoever and in the event that a deduction or withholding is lawfully made the Covenantor shall other than in the case of interest under clause 5 pay such greater sum which after any lawful deduction or withholding therefrom results in a net payment equal to the amount due hereunder.

      4.2 In the event that there is a change in law or Inland Revenue practice after 23 August 1996 in relation to payments so be paid to the Purchaser by the Covenantor hereunder giving rise to the Purchaser having a Taxation liability other than in the case of interest under clause 5 then such further amount shall be paid by the Covenantor so as to secure in so far as is possible that the net amount resulting after such liability to Taxation and where appropriate any deduction or withholding such as is referred to in sub-clause 4.1 or 7.1 hereof is equal to the amount due hereunder.

5.    DATES FOR AND QUANTUM OF PAYMENTS

      5.1 This Clause shall apply solely for determining the date upon which any payments shall be made by the Covenantor pursuant to this Deed and (where expressly provided) the amounts thereof.

      5.2 The Covenantor shall make payment to the Purchaser or at the direction of the Purchaser to the Company to the extent that the Company discharges a Claim for Taxation:-

            5.2.1 in respect of a liability to make a payment of Taxation on the latest date for payment of that Taxation and the Covenantor shall